EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-60298 and 333-121902 of Primal Solutions, Inc. on Form S-8 of our report dated April 2, 2007, appearing in the Annual Report on Form 10-KSB of Primal Solutions, Inc. for the year ended December 31, 2006.

/s/ HASKELL & WHITE LLP

Irvine, California
April 2, 2007